Exhibit 99.1

WABCO Board of Directors Authorizes New Share Buyback Program Up To $600 Million

BRUSSELS, Belgium, December 5, 2016 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles, today announced that on December 2, 2016 its board of directors authorized the company to commence a new two-year share repurchase program.

The board’s new authorization allows for the repurchase of up to $600 million of common shares at the discretion of management from January 1, 2017 through December 31, 2018.

As previously disclosed, since June 2011, WABCO has repurchased 17,686,912 shares for $1,408.5 million in open market transactions as of September 30, 2016. Under its previously authorized share buyback program, WABCO remains allowed to repurchase up to $63.3 million of additional shares through December 31, 2016.

“This new share buyback program approved by our board of directors is further positive news for WABCO shareowners,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “It once again shows our continued commitment to deliver value, and in this case by returning cash to shareowners.”

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough innovations for advanced driver assistance, braking, stability control, suspension, transmission automation and aerodynamics. Partnering with the transportation industry as it maps a route toward autonomous driving, WABCO also uniquely connects trucks, trailers, drivers, cargo, and fleet operators through telematics, as well as advanced fleet management and mobile solutions. WABCO reported sales of $2.6 billion in 2015. Headquartered in Brussels, Belgium, WABCO has 12,000 employees in 39 countries. WABCO’s 2015 Annual Report is available at www.ar.wabco-auto.com. For more information, visit www.wabco-auto.com.

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned, the outcome of the appeals against the European Commission’s decision to invalidate Belgium’s Excess Profit Ruling Program and the company’s ability to avail itself of alternative tax relief in Belgium through the Patent Income Deduction (PID) for years prior to 2015 that are subject to clawback pursuant to the

European Commission’s decision, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

WABCO media, investors and analysts contact

Christian Fife, +1 248 270 9290, christian.fife@wabco-auto.com